SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Definitive Additional Materials
Soliciting Material Under Rule 14a-12

CAMDEN PROPERTY TRUST
(Name of Registrant as Specified in Its Charter)

                  Not Applicable
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  CAMDEN PROPERTY TRUST 3 Greenway Plaza, Suite 1300 Houston, Texas 77046 ____________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 8, 2003
Time:	10:00 a.m., central time
Place:	Camden Oak Crest Apartments 12025 Richmond Avenue Houston, Texas

Matters to be voted on:

1.     Election of eight trust managers to hold office for a one-year term; and

2.     Any other matter that may properly come before the meeting.

The Board of Trust Managers recommends that you vote in favor of the election of trust managers.

Shareholders who are holders of record of common shares at the close of business on March 14, 2003 will be entitled to vote at the annual meeting.

Please read the attached proxy statement and the voting instructions on the proxy card and then vote by filling out, signing and dating the proxy card and returning it in the enclosed postage pre-paid envelope or by facsimile to (713) 354-2710. If you attend the annual meeting, you may change your vote or revoke your proxy by voting your shares in person. Please contact our investor relations department at 1-800-9Camden, or in Houston at (713) 354-2500, if you have any questions.

By Order of the Board of Trust Managers,

G. Steven Dawson Chief Financial Officer
Houston, Texas March 27, 2003

TABLE OF CONTENTS

THE ANNUAL MEETING	1

ELECTION OF TRUST MANAGERS	3
Required Vote	4

BOARD OF TRUST MANAGERS' MEETINGS, COMMITTEES AND FEES	5
Board Meetings	5
Committees of the Board of Trust Managers	5
Board Compensation	6

EXECUTIVE OFFICERS	7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	10

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	10

COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION	10

COMPENSATION OF EXECUTIVE OFFICERS	14
Employment Agreements	16
Compensation Committee Interlocks and Insider Participation	16

PERFORMANCE GRAPH	17

AUDIT COMMITTEE INFORMATION	18
Report of the Audit Committee	18
Audit Fees	18
All Other Services and Fees	18
Other Matters	19

SHAREHOLDER PROPOSALS	19

ANNUAL REPORTS	19

THE ANNUAL MEETING

        The board of trust managers is soliciting proxies to be used at the annual meeting. This proxy statement and form of proxy are first being sent on March 31, 2003 to anyone who was a shareholder on March 14, 2003.

        The following is important information regarding the annual meeting.

Q:	What may I vote on?

A:	At the annual meeting, you will be voting on the election of eight trust managers to hold office for a one-year term.

Q:	How does the board recommend that I vote?

A:	The board of trust managers recommends that you vote in favor of the election of trust managers.

Q:	Who is entitled to vote?

A:	All shareholders of record on the close of business on March 14, 2003 are entitled to vote at the annual meeting. On March 14, 2003, we had 39,259,503 common shares outstanding. Each share is entitled to one vote

Q:	How do I vote?

A:	To cast your vote, please complete, date, sign and mail the proxy card in the enclosed postage pre-paid envelope or fax it to (713) 354-2710

"Street name" holders of common shares who hold their shares through a broker or other nominee who wish to vote at the annual meeting will need to obtain a proxy form from the institution that holds their shares and to follow the instructions on such form.

By voting, you will authorize the individuals named on the proxy card, referred to as proxies, to vote your shares according to your instructions. You may specify on the proxy whether your shares should be voted for all, some or none of the nominees for trust manager.

If you do not indicate how you wish to vote for one or more of the nominees for trust manager, the proxies will vote FOR election of all of the nominees for trust manager. If you "withhold" your vote for any of the nominees, your vote will not be counted in the tabulation of votes cast on that nominee.

Q:	How can I change my vote or revoke my proxy after I return my proxy card?
A:	You may change your vote or revoke your proxy at any time before the meeting by:

1. submitting written notice to our Secretary;

2. submitting another proxy that is properly signed and later dated; or

3. voting in person at the meeting.

In each case, the later submitted vote will be recorded and the earlier vote revoked.

Q:	What does it mean if I get more than one proxy card?

A:	It means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all of your shares are voted.

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Q:	How will votes be counted?

A:	The meeting will be held if a quorum is represented in person or by proxy at the meeting. A quorum is a majority of our outstanding common shares entitled to vote. If you have returned a signed proxy card or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you do not vote. Failures to vote, referred to as abstentions, are not counted as votes cast on the proposal and have no effect on the result of the vote on the proposal. A withheld vote is the same as an abstention.

Broker non-votes occur when proxies submitted by a broker, bank or other nominee holding shares in "street name" do not indicate a vote for the proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes. However, broker non-votes will not be counted as votes cast on the proposal and will have no effect on the result of the vote on the proposal.

Q:	Who will pay the costs of soliciting the proxies?

A:	We will pay all of the costs of soliciting proxies on the accompanying form. Some of our trust managers, officers and other employees may solicit proxies personally or by telephone, mail or facsimile. They will not be specially compensated for these solicitation activities. We do not expect to pay any fees for the solicitation of proxies, but may pay brokerage firms and other custodians for their reasonable expenses for forwarding solicitation materials to the beneficial owners of shares.

Q:	How will voting on other business be conducted?

A:	We do not know of any matter to be presented or acted upon at the meeting, other than the proposal described in this proxy statement. If any other matter is presented at the meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the persons named as proxies on the accompanying proxy card

ELECTION OF TRUST MANAGERS

        There are currently eight trust managers on the board. The nominating committee of the board has selected each of the eight current trust managers as a nominee for election at the annual meeting.

        Trust managers elected at the meeting will hold office for a one-year term. Unless you withhold authority to vote for one or more nominees, the persons named as proxies intend to vote for election of the eight nominees.

        All nominees have consented to serve as trust managers. The board has no reason to believe that any of the nominees will be unable to act as trust manager. However, if a trust manager is unable to stand for re-election, the board may either reduce the size of the board or the nominating committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.

        The nominees are as follows:

Richard J. Campo
Age:	48
Trust Manager Since:	1993
Principal Occupation:	Chairman of the Board of Trust Managers and Chief Executive Officer of Camden Property Trust since May 1993

William R. Cooper
Age:	66
Trust Manager Since:	1997
Principal Occupation:	Private Investor
Recent Business Experience:	Prior to April 1997, Mr. Cooper served for 30 years in a variety of capacities with Paragon Group, Inc. or its predecessor. Most recently, Mr. Cooper served as Chairman of the Board of Directors and Chief Executive Officer of Paragon Group, Inc.

George A. Hrdlicka
Age:	71
Trust Manager Since:	1993
Principal Occupation:	Attorney
Recent Business Experience:	Mr. Hrdlicka is a founding partner of the law firm of Chamberlain, Hrdlicka, White, Williams, and Martin and has been primarily involved in the practice of tax law since 1965. He is a regular lecturer on tax subjects at institutes and seminars around the country and is board certified as a tax lawyer by the Texas Board of Legal Specialization.

Scott S. Ingraham
Age:	49
Trust Manager Since:	1998
Principal Occupation:	Chief Executive Officer and Director of Viva Group, Inc. (an online apartment leasing service) since 1999
Recent Business Experience:	From 1998 to 1999, Mr. Ingraham was a private investor. From 1992 to 1998, Mr. Ingraham was a director and officer of Oasis Residential, Inc., most recently serving as its President and Chief Executive Officer. He served as President and Chief Operating Officer of Oasis from March 1996 to October 1997 and Chief Financial Officer of Oasis from March 1993 to March 1996.

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Lewis A. Levey
Age:	61
Trust Manager Since:	1997
Principal Occupation:	Private Investor
Recent Business Experience:	Since April consultant. Prior to April 1997, Mr. Levey served for more than 25 years in a variety of capacities with Paragon Group, Inc. or its predecessor, including as Vice Chairman of the Board of Directors and as a director of Paragon Group, Inc.

D. Keith Oden
Age:	46
Trust Manager Since:	1993
Principal Occupation:	President and Chief Operating Officer of Camden Property Trust since December 1993

F. Gardner Parker
Age:	61
Trust Manager Since:	1993 (Managing Outside Trust Manager since 1998)
Principal Occupation:	Private Investor
Recent Business Experience:	Mr. Parker has been involved in structuring private and venture capital investments for the past 15 years.
Other Directorships	Crown Resources Corporation (precious metals exploration), Carrizo Oil & Gas, Inc. (oil and gas exploration and development), Sharps Compliance Corp. (waste management services)

Steven A. Webster
Age:	51
Trust Manager Since:	1993
Principal Occupation:	Chairman of Global Energy Partners, an affiliate of DLJ Merchant Banking, since
1999
Recent Business Experience:	From 1997 to 1999, Mr. Webster was the President and Chief Executive Officer of R&B Falcon Corporation. From the time of its formation in 1991 until 1997, Mr. Webster was the Chief Executive Officer and Chairman of the Board of Falcon Drilling Company, Inc., a predecessor of R&B Falcon Corporation.
Other Directorships	Chairman of Carrizo Oil & Gas, Inc. (oil and gas exploration and development), director of Brigham Exploration Co. (oil and gas exploration and development), director of Grey Wolf, Inc. (land drilling service provider), Chairman of Crown Resources Corporation director of Seabulk International, Inc. (tanker and marine services)

Required Vote

        Each nominee must be re-elected by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting.

      The board recommends that you vote FOR the nominees listed above.

BOARD OF TRUST MANAGERS’ MEETINGS, COMMITTEES AND FEES

Board Meetings

        The board of trust managers met either in person or by conference call seven times in 2002. All of the trust managers attended 75% or more of meetings of the board and the committees on which they served during 2002.

Committees of the Board of Trust Managers

        The board of trust managers has established five committees. Information regarding these committees is set forth below.

Audit Committee
Members:	George A. Hrdlicka
Lewis A. Levey
F. Gardner Parker
Meetings in 2002:	Five
Functions:	Reviews the independence and performance of the independent auditors, engages or discharges the independent auditors, confers with the independent auditors concerning their audits of our financial statements, reviews the services provided by the independent auditors, reviews the adequacy of our systems of internal control and reviews our annual audited financial statements and financial reporting issues.

Compensation Committee
Members:	William R. Cooper
George A. Hrdlicka
F. Gardner Parker
Meetings in 2002:	Three
Functions:	Determines compensation for executive officers and administers our incentive plans.

Corporate Governance Committee
Members:	William R. Cooper
F. Gardner Parker
Steven A. Webster
Meetings in 2002:	One
Functions:	Ensures that the board of trust managers and management are appropriately constituted to meet their fiduciary obligations to us and our shareholders by developing and implementing policies and processes regarding corporate governance matters.

Executive Committee
Members:	Richard J. Campo
William R. Cooper
F. Gardner Parker
Steven A. Webster
Meetings in 2002:	None
Functions:	May approve the acquisition and disposal of investments and the execution of contracts and agreements, including those related to the borrowing of money.
May also exercise all other powers of the trust managers, except for those that require action by all trust managers or the independent trust managers under our declaration of trust or bylaws or under applicable law.

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Nominating Committee
Members:	William R. Cooper
Lewis A. Levey
F. Gardner Parker
Meetings in 2002:	One
Functions:	Identifies individuals qualified to become board members selects the trust manager nominees for election at annual meetings of shareholders.

Board Compensation

Trust managers, other than those who are our employees, are paid the following fees:

Annual fee	$12,000
For each board meeting attended in person	$1,000
For each board meeting attended by telephone conference	$250
For each committee meeting attended (unless on the same day as another meeting)	$500

        We also may reimburse trust managers for travel expenses incurred in connection with their activities on our behalf.

        Prior to May 1995, each non-employee trust manager annually received options to purchase 4,000 common shares. We have granted a total of 24,000 options, all of which are vested and expire ten years from the grant date. Beginning in May 1995, each non-employee trust manager received 2,000 restricted shares upon his election and 2,000 restricted shares on May 1 of each succeeding year that he is a trust manager. In 1998, Mr. Parker was elected Managing Outside Trust Manager. Upon his election, he received 2,000 restricted shares. He received an additional 2,000 restricted shares on May 1, 1999 and an additional 1,000 restricted shares on May 1, 2000, 2001 and 2002, and will receive an additional 1,000 restricted shares on May 1 of each year that he is Managing Outside Trust Manager. We have granted a total of 88,000 restricted shares to non-employee trust managers, 47,200 of which were vested at December 31, 2002. The restricted shares vest 20% on May 1 of each of the five years succeeding the date of grant.

EXECUTIVE OFFICERS

        There is no family relationship among any of our trust managers or executive officers. No trust manager or executive officer was selected as a result of any arrangement or understanding between that trust manager or executive officer and any other person. All executive officers are elected annually by, and serve at the discretion of, the board of trust managers.

        Our executive officers are as follows:

Name	Age	Position	Recent Business Experience
Richard J. Campo	48	Chairman of the Board of Trust Managers and Chief Executive Officer (May 1993-present)	See "Election of Trust Managers" section.

D. Keith Oden	46	President and Chief Operating	See "Election of Trust Managers" section.
		Officer (December 1993-present)

H. Malcolm Stewart	51	Executive Vice President (September	Senior Vice President-Construction of
		1998-present)	Camden Property Trust (December 1993-September 1998). President of the construction division of a predecessor company (1989-December 1993)

G. Steven Dawson	45	Chief Financial Officer, Senior Vice	Senior Vice President-Finance and Chief
		President-Finance and Secretary (May 1993-present)	Financial Officer of a predecessor company (1990-May 1993).

James M. Hinton	46	Senior Vice President-Development	Vice President of Development of Camden
		(June 1996-present)	Development, Inc., one of our wholly owned subsidiaries (December 1993-May 1996)

Alison Dimick	40	Senior Vice President-Acquisitions	Vice President of Acquisitions of MIG
Malkhassian		and Dispositions (April 1997-present)	Realty Advisors, a pension fund advisor specializing in multifamily properties (1991-1997)

Steven K. Eddington	54	Senior Vice President-Operations	Regional Vice President and General
		(September 2002-present)	Manager (West Region) of Camden Property Trust (1998-September 2002)

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table shows how many shares were owned by our trust managers and five most highly paid executive officers as of March 14, 2003. The following table also shows how many shares were owned by beneficial owners of more than 5% of our shares as of March 14, 2003. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below.

	Shares Beneficially Owed (2)(3)

Name and Address of Beneficial Owners (1)	Amount	Percent of Class

Stichting Pensioenfonds ABP (4)	4,222,300	10.8%
AEW Capital Management, L.P. (5)	1,992,618	5.1%
D. Keith Oden (6)	1,572,996	3.9%
Richard J. Campo (6)	1,556,366	3.9%
William R. Cooper	1,007,813	2.5%
Lewis A. Levey	611,483	1.5%
H. Malcolm Stewart	342,325	*
Scott S. Ingraham (7)	289,906	*
G. Steven Dawson (8)	290,065	*
James M. Hinton (9)	266,303	*
F. Gardner Parker (10)	27,063	*
Steven A. Webster	25,788	*
George A. Hrdlicka	20,663	*
All trust managers and executive officers as a group (13 persons) (11)	6,250,195	14.3%
_________________ * Less than 1%

(1)	The address for Stichting Pensioenfonds ABP is Oude Lindestraat, 70 6411 EJ, Heerlen, The Netherlands. The address for AEW Capital Management, L.P. is World Trade Center East, Two Seaport Lane, Boston, Massachusetts 02110-2021. The address for Messrs. Campo, Oden, Cooper, Levey, Ingraham, Stewart, Dawson, Hinton, Webster, Parker and Hrdlicka is c/o Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, Texas 77046.

(2)	These amounts include the following shares that the following persons had a right to acquire within 60 days after March 14, 2003. These include vested options to purchase shares held in a rabbi trust, ordinary share options and through the exchange of units of limited partnership interest in Camden Operating, L.P. Each option represents the right to receive one common share upon exercise. Each partnership unit is exchangeable for one common share. We may elect to pay cash instead of issuing shares upon a tender of units for exchange.

	Vested Options Held in a Rabbi Trust	Other Vested Options	Units of Limited Partnership Interest

D. Keith Oden	287,455	789,148	--
Richard J. Campo	288,064	789,148	--
William R. Cooper	8,263	--	995,545(a)(b)
Lewis A. Levey	8,263	--	540,959(b)(c)
Scott S. Ingraham	2,664	227,650	--
H. Malcolm Stewart	101,004	105,761	--
G. Steven Dawson	88,204	91,147	--
James M. Hinton	66,715	64,390	--
Steven A. Webster	11,463	--	--
F. Gardner Parker	17,463	8,000	--
George A. Hrdlicka	11,463	8,000	--
All trust managers and executive
officers as a group (13 persons)	941,876	2,169,615	1,295,563

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(a)	Includes 302,102 units held by WRC Holdings, Inc., which is controlled by Mr. Cooper, 50,784 units held by PGI Associates, L.P., the general partner of which is controlled by Mr. Cooper, 30,000 units held by Paragon Gnty Services LP, which is controlled by Mr. Cooper, and 38,457 units held by Cooper Partners Limited, which is controlled by Mr. Cooper.

(b)	Includes 240,941 units held by Gateway Mall Associates I, L.P. Messrs. Cooper and Levey are the general partners of the general partner of Gateway Mall Associates I, L.P.

(c)	Includes 300,018 units held by Lewis A. Levey Revocable Trust dated December 15, 1995 for which Mr. Levey is the trustee.

(3)	The amounts exclude the following unvested options to purchase shares held in a rabbi trust and other unvested options:

	Unvested Options Held in a Rabbi Trust	Unvested Options

D. Keith Oden	62,382	210,000
Richard J. Campo	62,382	210,000
William R. Cooper	4,447	--
Lewis A. Levey	4,447	--
Scott S. Ingraham	4,002	--
H. Malcolm Stewart	32,318	51,666
G. Steven Dawson	28,161	46,666
James M. Hinton	25,374	46,666
Steven A. Webster	4,447	--
F. Gardner Parker	8,447	--
George A. Hrdlicka	4,447	--
All trust managers and executive officers as a
group (13 persons)	270,115	633,330

(4)	Based on information contained in an amendment to Schedule 13D filed with the SEC on January 9, 2003, as of December 23, 2002, Stichting Pensioenfonds ABP possessed sole voting and dispositive power over 4,222,300 shares.

(5)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2003, as of December 30, 2002, AEW Capital Management, Inc., AEW Management and Advisors, L.P. and AEW Investment Group, Inc. each possessed sole voting and dispositive power over 1,992,618 shares.

(6)	Does not include 9,348 shares of the 18,696 shares owned by Centeq Realty, Inc. Messrs. Oden and Campo each own 50% of the common shares of Centeq Realty, Inc.

(7)	Includes 1,050 shares that are held in accounts for the benefit of Mr. Ingraham's children, for which Mr. Ingraham is the custodian.

(8)	Includes 680 shares that are held in an account for the benefit of one of Mr. Dawson's minor children, for which Mr. Dawson and his wife are the custodians.

(9)	Includes 2,210 shares that are held in trusts for the benefit of Mr. Hinton's children, for which Mr. Hinton and his wife are the trustees.

(10)	Includes 200 shares that are held by Mr. Parker's wife and 100 shares that are held in trusts for the benefit of Mr. Parker's children, for which his wife is the trustee.

(11)	Shares and/or units beneficially owned by more than one individual have been counted only once for this purpose.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on our records and other information, we believe that all SEC filing requirements applicable to our trust managers and officers were complied with in 2002, except that D. Keith Oden, our President, Chief Operating Officer and a trust manager, filed one late Form 4 containing one transaction, and Steven K. Eddington, our Senior Vice President-Operations, filed one late Form 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In 1994, one of our taxable REIT subsidiaries made unsecured, full recourse loans to Richard J. Campo, our Chairman of the Board of Trust Managers and Chief Executive Officer, and D. Keith Oden, our President and Chief Operating Officer and a trust manager, of $900,000 each. Messrs. Campo and Oden used the proceeds of these loans to purchase our common shares. The loans have the following terms:

Maturity:	February 2004
Interest Rate:	5.23% per year
Repayment Dates:	Principal due at maturity and interest payable quarterly

        In 1999, Bank One, N.A. made unsecured, full recourse loans to six of our senior executive officers in the aggregate amount of $23 million. The officers used the proceeds of these loans to purchase our common shares in open market transactions in December 1999 and March 2000. Each loan has a five-year term, has a fixed market interest rate, requires quarterly interest payments on dates coinciding with our quarterly dividend payments and requires payment in full at maturity. The loans are unsecured and contain prepayment penalty provisions. At the time of and to facilitate these loans, two of our wholly-owned subsidiaries guaranteed the payment of the loans and the related fees and liabilities. Simultaneously, we entered into a reimbursement agreement with each of the officers under which the respective officer agreed to reimburse us for all amounts we pay to the lender under his or her guaranty. We have not had to perform under the guaranties.

        In 2000, Messrs. Campo and Oden each invested approximately $200,000 in Viva Group, Inc., an internet-based company that provides online owner-renter matching services for the multifamily housing industry. Subsequently, in a separate transaction consummated in 2000, we invested approximately $2.1 million in Viva. During 2002, we paid approximately $247,000 to Viva for the use of its services. Scott S. Ingraham, one of our trust managers, is a director, executive officer and a significant shareholder of Viva.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

        The compensation committee administers our executive compensation program. The compensation committee consists entirely of non-employee trust managers.

Objectives

Our executive compensation program aims to:

o	support our business objectives to produce consistent earnings growth and increase shareholder value;

o	attract, reward, motivate and retain talented executives;

o	tie executive compensation to our financial performance and portfolio management; and

o	link executives' goals with shareholders' interests.

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Types of Compensation

Our executive compensation system consists of four elements:

o	base salary;

o	annual bonus, a portion of which must be received in restricted shares;

o	annual cash award based on growth in funds from operations or FFO; and

o	long-term compensation, which includes grants of restricted shares and options based on past performance.

        The compensation committee does not allocate a fixed percentage of compensation to these elements. Nor, except when awarding bonuses, does the compensation committee use specific qualitative or quantitative measures or factors in assessing individual performance.

Base Salary and Bonus Compensation

        The compensation committee believes that we are best served if executive base salaries and bonus compensation are kept at amounts approximating the median level within our industry and believes we achieve this definition. Base salaries and bonus compensation for our chief executive officer and other senior executives are set by the compensation committee after considering recommendations by management and factors such as the nature and responsibilities of each executive’s position, the executive’s experience, the achievement of corporate goals, the achievement of individual goals and competitive industry compensation. Corporate goals are based on operating performance, as measured by our funds from operations, total shareholder return and other specific targets.

        In conducting its review of management’s proposals, the compensation committee considers comparable companies included in the equity REIT peer group used for the five-year comparison of total shareholder return in the performance graph. The compensation committee reviews salary information about comparable companies contained in public disclosures made by companies in the real estate industry and on published surveys with particular focus on companies of similar size within our industry. In determining bonus compensation intended to reward executives for their contributions to our 2002 business objectives, the compensation committee also considered an independently prepared analysis of compensation levels for executives of other multifamily REITs that are identical to or similar to the positions held by our senior executives. Our most direct competitors for executive talent are not necessarily identical to the REITs included in the peer group used in the performance graph. Thus, the peer group of REITs in the compensation analysis that was utilized by the compensation committee in analyzing management’s bonus proposals is not the same as the peer group used in the performance graph.

FFO-Growth Performance Award

        The compensation committee has awarded notional common shares or bonus units (which do not represent actual common shares) to our chief executive officer and other senior officers. The notional shares expire on the tenth anniversary of the date of grant. The holders of notional shares receive an annual cash payment equal to their number of notional shares multiplied by a percentage of the actual dividend rate per share paid to holders of our common shares. The percentage is based on year-over-year growth in funds from operations as follows:

FFO Growth Rate	Payment as a Percentage of Common Dividends Per Share

Less than 9%	50%
9.0%-9.9%	100%
10.0% or more	125%

        If the FFO growth rate for any year is less than 10%, that year’s FFO growth rate may be averaged with the FFO growth rate for up to four subsequent years. If this average results in a higher payment percentage for a prior year, an additional amount will be paid out in the current year for that prior year.

Long-Term Compensation

        Because today’s business decisions affect us over a number of years, long-term incentive awards are tied to our performance and the long-term value of our shares. Our policy is to make all awards of restricted shares based on an officer’s actual current and past performance rather than projected future performance. Grants of restricted shares and options to purchase common shares are an important part of our long-term compensation plan. During 2002, the compensation committee did not follow any firmly established formula for the issuance of long-term compensation. Instead, grants were made based on an assessment of corporate performance and the performance of the executive’s department.

        The compensation committee granted options to purchase 365,000 common shares to executives for 2002. Holders of at least 20,000 vested options are eligible for reloads upon the exercise of the options. Options vest 33% on the first three anniversaries of the date of grant.

        To more fully tie compensation to long-term performance, executives must receive between 25% and 50% of their annual bonuses in restricted shares. These restricted shares are valued at 150% of the cash value of the corresponding portion of the bonus. The number of shares to be issued is determined based on the market share price at the date of grant. These restricted shares vest 25% on the grant date and 25% on each of the next three anniversaries of the grant date.

        The compensation committee has established a rabbi trust for the benefit of our officers in which unvested restricted shares and other deferred compensation may be placed. An officer may purchase assets held by the rabbi trust at any time within 20 years from the date of vesting. The purchase price of a restricted share is 10% of the fair value of that share on the date that the share was placed in the rabbi trust. The purchase price of any other asset is 25% of the fair value of that asset on the date that the asset was placed in the rabbi trust.

CEO Performance Evaluation

        In determining the compensation of Mr. Campo, the compensation committee applies the same philosophy and procedures as it applies to other executive officers.

        Difficult market and economic conditions created a challenging business environment in 2002. Although the difficult business environment in 2002 had a negative impact on Camden’s financial performance compared to 2001, Camden, under Mr. Campo’s leadership, performed well as compared to its peer group in terms of total shareholder return. The compensation committee concluded that Mr. Campo performed well in 2002 in light of the difficult business conditions by continuing to provide leadership and vision, developing and articulating a strategic direction and fostering an environment in which his senior management team was able to support and execute these strategies. Based on these factors, the compensation committee granted Mr. Campo a bonus for 2002. However, because Camden’s 2002 financial performance was below 2001 levels, Mr. Campo’s total compensation, including long-term compensation awards, for 2002 was substantially less than it was in 2001.

Other

        The SEC requires that this report comment upon our policy with respect to section 162(m) of the Internal Revenue Code, which limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers. However, compensation that is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our shareholders is not subject to section 162(m). We have such a plan and may utilize it to mitigate the potential impact of section 162(m). We did not pay any compensation during 2002 that would be subject to section 162(m). We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect our net income. However, to the extent that compensation does not qualify for deduction under section 162(m) or under our short term incentive plan approved by shareholders to, among other things, mitigate the effects of section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the compensation committee’s compensation policy and practices are not directly governed by section 162(m).

        This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

        This executive officer compensation report is given by the following members of the compensation committee:

William A. Cooper
George A. Hrdlicka
F. Gardner Parker

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COMPENSATION OF EXECUTIVE OFFICERS

        The table below shows the pre-tax compensation for the last three years for our Chief Executive Officer and the four next highest paid executive officers at the end of 2002.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation

Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compen- sation(2)	Restricted Share Awards (1)(3)	Securities Underlying Options

Richard J. Campo	2002	$ 422,000	$ 34,375	$ 76,200	$ 28,125	150,000
Chairman of the Board and Chief	2001	406,000	0	73,200	1,297,125	90,000
Executive Officer	2000	390,000	137,500	135,000	365,300	--

D. Keith Oden	2002	$ 422,000	$ 34,375	$ 76,200	$ 28,125	150,000
President and Chief Operating	2001	406,000	0	73,200	1,297,125	90,000
Officer	2000	390,000	137,500	135,000	365,300	--

H. Malcolm Stewart	2002	$ 314,000	$ 79,063	$ 44,450	$ 174,868	25,000
Executive Vice President	2001	302,000	158,125	42,700	475,275	40,000
	2000	290,000	82,500	78,750	193,900	--

James Hinton	2002	$ 250,000	$ 72,188	$ 44,450	$ 153,503	20,000
Senior Vice President -	2001	240,000	137,500	42,700	389,220	40,000
Development	2000	230,000	82,500	78,750	178,100	--

G. Steven Dawson	2002	$ 253,000	$ 58,438	$ 44,450	$ 142,253	20,000
Chief Financial Officer, Senior Vice	2001	234,000	123,750	42,700	412,560	40,000
President - Finance and Secretary	2000	225,000	82,500	78,750	193,900	--

(1)	The compensation committee annually grants executives restricted shares awards. Restricted share awards have vesting periods from five to ten years, with initial vesting beginning one year from the date of grant. The restricted share awards were valued based on the market share price at the date of grant. The value of the restricted share awards granted is included in the above table under "Restricted Share Awards."

Additionally, the compensation committee requires executives to receive between 25% and 50% of their annual bonus in restricted shares. Bonus restricted shares are valued at 150% of the cash value of the corresponding portion of the bonus. The number of shares issued was determined based on the market share price at the date of grant. Bonus restricted shares vest 25% on the grant date and 25% on each of the next three anniversaries of the grant date. Vested bonus restricted shares are included in the above table under "Bonus" and the unvested bonus restricted shares are included in the above table under "Restricted Share Awards."

(2)	Represents cash payments equal to a notional number of our common shares multiplied by a percentage of the actual dividend rate per share paid to holders of our common shares for the year. The percentage varies from 50% to 125% based on year-over-year growth in funds from operations.

(3)	At December 31, 2002, the aggregate value of the 570,016 restricted shares outstanding based on the closing share price of $33.00 at December 31, 2002 was $18,810,512. In February 2003, we awarded 19,149 restricted shares. These grants were awarded based on 2002 corporate and individual performance. The aggregate value of restricted shares, including the grants made in February 2003, based on the share price of $33.00 on December 31, 2002, was $19,362,824. Distributions on restricted shares were paid at the same rate as paid to all shareholders.

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Options Grants in Last Fiscal Year

        The following table gives more information on options that were granted to the executive officers named in the Summary Compensation Table. The following table includes options to purchase a total of 365,000 shares that were granted in January 2003 based on 2002 corporate and individual performance. We did not grant any share appreciation rights during 2002.

	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price		Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term ($)(1)
Name	Granted (#)(2)	Fiscal Year	($/Share)	Expiration Date	5%	10%

Richard J. Campo	150,000	29%	$ 31.48	2/15/2013	$2,969,640	$7,525,652
D. Keith Oden	150,000	29%	31.48	2/15/2013	2,969,640	7,525,652
H. Malcolm Stewart	25,000	5%	31.48	2/15/2013	494,940	1,254,275
James M. Hinton	20,000	4%	31.48	2/15/2013	395,952	1,003,420
G. Steven Dawson	20,000	4%	31.48	2/15/2013	395,952	1,003,420

(1)	These columns represent hypothetical future values that might be realized upon exercise of the options, minus the exercise price. These values assume that the market price of our shares at the date of grant appreciates at a 5% and 10% compound annual rate over the ten-year term of the options. The 5% and 10% rates of price appreciation are presented as examples under the SEC's proxy rules and do not necessarily reflect management's assessment of our future share price performance. These potential realizable values are not intended to indicate the value of the options.

(2)	All options vest 33% on the next three anniversaries of the date of grant and expire ten years from the date of grant.

Aggregated Option Exercises in Last Fiscal
Year and Fiscal Year-End Option Values

	Shares Acquired on		Number of Common Shares Underlying Unexercised Options at December 31, 2002(1)		Value of Unexercised In The-Money Options at December 31, 2002(1)
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable

Richard J. Campo	35,880	$ 1,323,972	759,148	90,000	$ 1,554,118
D. Keith Oden	35,880	1,323,972	759,148	90,000	1,554,118
H. Malcolm Stewart	9,201	357,459	92,607	40,000	116,944
James M. Hinton	7,505	291,569	51,056	40,000	35,762
G. Steven Dawson	7,560	293,706	77,813	40,000	95,015

(1)	These year-end values represent the difference between the fair market value of the shares subject to options (based on the share price of $33.00 on December 31, 2002) and the exercise prices of the options. "In-the-money" means that the fair market value of the shares is greater than the option's exercise price on the valuation date.

15

Employment Agreements

        We have entered into an employment agreement with each of Messrs. Campo, Oden, Stewart, Dawson and Hinton. The agreements expire August 20, 2004. The agreements provide for minimum salary levels as well as various incentive compensation arrangements, which are payable based on the attainment of specific goals. The agreements also provide for severance payments if certain situations occur, such as termination without cause or a change of control. The severance payments vary based on the officer’s position and amount to one times the current salary base for Messrs. Stewart, Dawson and Hinton and 2.99 times the average annual compensation over the previous three fiscal years for Messrs. Campo and Oden. Six months prior to expiration, unless notification of termination is given, these agreements extend for one year from the date of expiration.

Compensation Committee Interlocks and Insider Participation

        Other than William R. Cooper, who is a former officer of Paragon Group, Inc. (which was merged into one of our subsidiaries in 1997), no member who served on our compensation committee during 2002 was either:

o	an officer or employee during 2002;

o	a former officer; or

o	was party to any material transaction described earlier in the "Certain Relationships and Related Transactions" section.

16

        No executive officer served as a member of the compensation or similar committee or board of directors at any entity whose members served on our compensation committee.

PERFORMANCE GRAPH

        SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of our shares against the Standard & Poor’s 500 Composite Stock Index and against either a published industry or line-of-business index or group of peer issuers. We chose the National Association of Real Estate Investment Trusts All Equity Index as the relevant index. The graph assumes the investment of $100 on December 31, 1997 and quarterly reinvestment of dividends.

CAMDEN PROPERTY TRUST

[OBJECT OMITTED]

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

Camden	100.0	89.91	103.91	135.24	158.67	153.08
NAREIT	100.0	82.50	78.69	99.43	113.29	117.61
S&P 500	100.0	128.58	155.63	141.46	124.65	97.10

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee

        The board of trust managers adopted a written charter for the audit committee at a meeting held in February 2001 and reviewed and confirmed its adequacy at a meeting held in February 2003. A copy of the written charter was included as an appendix to the proxy statement for the annual meeting held on May 15, 2001.

        All of the members of the audit committee are independent, as independence is defined in Sections 303.01(B)(2) and (3) of the New York Stock Exchange’s listing standards.

        The audit committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, our independent auditors. The audit committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, written communication from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed their independence with the independent auditors.

        Prior to the commencement of the audit, the audit committee discussed with Camden’s financial management and independent auditors the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the audit committee met with the independent auditors, with and without management present, to discuss the results of their examinations or reviews, their evaluation of Camden’s internal controls and the overall quality of Camden’s financial reporting. In addition, the audit committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

        Based upon these reviews and discussions, the audit committee recommended to the board of trust managers that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

        This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

        This audit committee report is given by the following members of the audit committee:

Lewis A. Levey
George A. Hrdlicka
F. Gardner Parker

Audit Fees

        The aggregate fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting, in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for the 2002 fiscal year were approximately $420,000.

All Other Services and Fees

        There were no professional services rendered by Deloitte & Touche in the 2002 fiscal year relating to financial information systems design and implementation.

        The aggregate fees for all other services rendered by Deloitte & Touche in the 2002 fiscal year were approximately $158,000 and can be subcategorized as follows:

        Attestation Fees. The aggregate fees for attestation services rendered by Deloitte & Touche for matters such as comfort letters and consents related to SEC and other registration statements, internal audit services and consultation on accounting standards or transactions were approximately $116,000.

        Other Fees. The aggregate fees for all other services, such as consultation related to tax planning and compliance, rendered by Deloitte & Touche in the 2002 fiscal year were approximately $42,000.

        The audit committee has considered whether the provision of these services is compatible with maintaining the independent accountants’ independence and has determined that such services have not adversely affected Deloitte & Touche’s independence.

Other Matters

        Deloitte & Touche has served as our independent auditors for fiscal year 2002. Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

        We must receive any shareholder proposal intended for inclusion in the proxy materials for the annual meeting to be held in 2004 no later than December 31, 2003.

ANNUAL REPORTS

        Our 2002 annual report, including financial statements, is being mailed to you along with this proxy statement. Our 2002 annual report, 2002 Form 10-K and this proxy statement are also available on our Internet site at http://www.camdenliving.com. Our annual report and Form 10-K are not proxy soliciting materials.

CAMDEN PROPERTY TRUST
FORM OF PROXY FOR ANNUAL MEETING
TO BE HELD MAY 8, 2003

      This proxy is solicited on behalf of the Board of Trust Managers.

        The undersigned hereby appoints Richard J. Campo, D. Keith Oden and G. Steven Dawson, or any of them, proxies of the undersigned, with full powers of substitution, to vote all of the common shares of beneficial interest of Camden Property Trust that the undersigned is entitled to vote at the Annual Meeting to be held on May 8, 2003 and at any adjournment thereof, and authorizes and instructs said proxies to vote as set forth on the reverse side.

        THE BOARD OF TRUST MANAGERS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN
PROPOSAL 1.

        IMPORTANT — This proxy must be signed and dated on the reverse side.

 X      PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. Election of Trust Managers	FOR	WITHHOLD	Nominees:
Instruction: To withhold authority to vote for	___	AUTHORITY	Richard J. Campo
any individual nominee, write in that nominee's name		FOR ALL	William R. Cooper
on the lines below		NOMINEES	George A. Hrdlicka
___________________________________________		___	Scott S. Ingraham
___________________________________________			Lewis A. Levey
D. Keith Oden
F. Gardner Parker
Steven A. Webster

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Proposal 1.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR BY FACSIMILE
TO (713) 354-2710.

_____________________________________
Signature

Dated: __________________________, 2003

NOTE: Please sign name exactly as it appears on the share certificate. Only one of several joint owners needs to sign. Fiduciaries should give full title.